Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Denny’s Corporation:

We consent to the incorporation by reference in the Registration Statements (No. 333-58167 and 333-58169) on Form S-8 of Denny’s Corporation of our report dated June 29, 2007, with respect to the statements of net assets available for benefits of the Denny’s 401(k) Plan as of December 31, 2006 and 2005, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 2006 annual report on Form 11-K of the Denny’s 401(k).

Our report with respect to the financial statements refers to the Plan’s adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, as of December 31, 2006 and 2005.

Greenville, South Carolina
June 29, 2007